Exhibit 99.2
 Reliant Bancorp, Inc. Acquisition of Tennessee Community Bank Holdings, Inc.  September 16, 2019

 1  Safe Harbor Statements  Forward Looking StatementsThis document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe,” “anticipate,” “expect,” “may,” “assume,” “should,” “predict,” “could,” “would,” “intend,” “targets,” “estimates,” “projects,” “plans,” and “potential,” and other similar words and expressions of similar meaning, and the negatives thereof, are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking, including statements about the expected timing and likelihood of completion of the proposed transaction (the “Transaction”), the benefits of the Transaction to Reliant Bancorp, Inc. (“Reliant” or the “Company”),Tennessee Community Bank Holdings, Inc. (“TCB Holdings”), and their respective shareholders, Reliant’s future financial and operating results (including the anticipated impact of the Transaction on Reliant’s earnings per share and tangible book value), and Reliant’s plans, objectives, and intentions. All forward-looking statements are subject to assumptions, risks, uncertainties, and other factors that may cause actual results, performance, or achievements to differ materially from any results, performance, or achievements expressed or implied by such forward-looking statements. Such assumptions, risks, uncertainties, and factors include, among others, (1) the risk that expected cost savings and revenue synergies from the Transaction may not be realized or take longer than anticipated to be realized, (2) the parties’ ability to meet expectations regarding the timing and completion and accounting and tax treatment of the Transaction, (3) the effect of the announcement and pendency of the Transaction on customer, supplier, or employee relationships and operating results (including without limitation difficulties in maintaining relationships with employees and customers), as well as on the market price of Reliant’s common stock, (4) the risk that the parties’ businesses and operations cannot be successfully integrated or that integration will be more costly or difficult than expected, (5) the occurrence of any event, change, or other circumstances that could give rise to the termination of the merger agreement, (6) the amount of costs, fees, expenses, and charges related to the Transaction, including those arising as a result of unexpected factors or events, (7) the ability to obtain the shareholder and governmental approvals required for the Transaction, (8) reputational risk associated with and the reaction of the parties’ customers, suppliers, employees, or other business partners to the Transaction, (9) the failure of any of the conditions to the closing of the Transaction to be satisfied, or any unexpected delay in closing the Transaction, (10) the dilution caused by Reliant’s issuance of additional shares of its common stock in the Transaction, and (11) general competitive, economic, political, and market conditions. Additional factors which could affect the forward-looking statements can be found in Reliant’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, in each case filed with the Securities and Exchange Commission (the “SEC”) and available on the SEC’s website at www.sec.gov. Reliant believes the forward-looking statements contained herein are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations and speak only as of the date that they are made. Reliant disclaims any obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether as a result of new information, future events, or otherwise.  Non-GAAP Financial MeasuresThis presentation contains certain financial measures that are not measures recognized under U.S. generally accepted accounting principles (“GAAP”) and, therefore, are considered non-GAAP financial measures. Members of the Company’s management use these non-GAAP financial measures in their analysis of the Company’s performance, financial condition, and efficiency of operations. Management of the Company believes that these non-GAAP financial measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods, and demonstrate the effects of significant gains and charges in the current period. Management of the Company also believes that investors find these non-GAAP financial measures useful as they assist investors in understanding underlying operating performance and the analysis of ongoing operating trends. However, the non-GAAP financial measures discussed herein should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which the non-GAAP financial measures discussed herein are calculated may differ from that of other companies reporting measures with similar names. You should understand how such other companies calculate their financial measures similar to, or with names similar to, the non-GAAP financial measures we have discussed herein when comparing such non-GAAP financial measures.The non-GAAP financial measures contained in this presentation include, without limitation, pro forma return on average assets and pro forma return on average tangible common equity.

 2  Safe Harbor Statements  ADDITIONAL INFORMATION ABOUT THE TRANSACTION AND WHERE TO FIND ITIn connection with the Transaction, Reliant intends to file a registration statement on Form S-4 with the SEC to register the shares of Reliant common stock that will be issued to TCB Holdings’ shareholders in connection with the Transaction. The registration statement will include a proxy statement of TCB Holdings and prospectus of Reliant and other relevant materials pertaining to the Transaction. The proxy statement/prospectus will be sent to TCB Holdings’ shareholders in connection with seeking the required shareholder approval(s) for the Transaction. INVESTORS AND SECURITY HOLDERS OF RELIANT AND TCB HOLDINGS ARE URGED TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS, AND OTHER RELEVANT MATERIALS THAT MAY BE FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION (AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS) CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT RELIANT, TCB HOLDINGS, AND THE TRANSACTION. Investors and security holders may obtain free copies of the registration statement and related proxy statement/prospectus, when filed, as well as other documents filed by Reliant with the SEC, through the website maintained by the SEC at www.sec.gov. Free copies of the documents filed by Reliant with the SEC (including the registration statement and related proxy statement/prospectus) also may be obtained by directing a request by mail or telephone to Reliant Bancorp, Inc., 6100 Tower Circle, Suite 120, Franklin, Tennessee 37067, Attention: J. Daniel Dellinger, Chief Financial Officer, (615) 221-2020.This communication is for informational purposes only and shall not constitute a solicitation of any proxy, vote, or approval or an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.  PARTICIPANTS IN THE SOLICITATIONReliant, TCB Holdings, and certain of their respective directors and executive officers may be deemed participants in the solicitation of proxies from TCB Holdings’ shareholders in connection with the Transaction. Certain information about the directors and executive officers of Reliant and TCB Holdings will be included in the proxy statement/prospectus included in the registration statement on Form S-4 to be filed by Reliant with the SEC. Information about the directors and executive officers of Reliant can also be found in Reliant’s definitive proxy statement for its 2019 annual meeting of shareholders, filed with the SEC on April 22, 2019, and other documents subsequently filed by Reliant with the SEC. Additional information regarding the interests of these participants will also be included in the proxy statement/prospectus pertaining to the Transaction if and when it becomes available. These documents can be obtained free of charge in the manner described above.

Acquisition Target: Tennessee Community Bank Holdings, Inc.

Overview

- **Tennessee Community Bank Holdings, Inc.**
  - TCB Holdings is the bank holding company for Community Bank & Trust ("CB&T")
  - CB&T was founded in 1999
- **Nashville MSA Presence**
  - Headquartered in Ashland City, TN with five branches in the Nashville MSA
  - #1 deposit market share in Cheatham County, TN
- **Experienced leadership**
  - Led by James Dillingham (Chairman) and Debbie Small (President and Chief Executive Officer)

Financial Snapshot (1)(2)

	Reliant	TCB Holdings	Pro Forma (3)
Total Assets	$1,794,248	$250,999	$2,037,182
Total Loans	$1,312,685	$169,274	$1,479,002
Total Deposits	$1,550,280	$207,978	$1,758,258
NPAs / Assets	0.27%	0.43%	0.26%

Franchise Footprint

- Reliant Bancorp, Inc. (17 Branches)
- Tennessee Community Bank Holdings, Inc. (5 Branches)



Nashville MSA
Robertson
Sumner
Macon
Trousdale
Cheatham
Smith
Davidson
Wilson
Dickson
Williamson
Rutherford
Cannon
Maury

Reliant BANCORP, INC.

Source: S&P Global Market Intelligence; Company management; Reliant 10-Q, June 30, 2019; CB&T Call Report, June 30, 2019; Internal estimates
(1) Based on financial data as of June 30, 2019
(2) Dollars in thousands
(3) Pro forma reflects combined Reliant and TCB Holdings financial data as of, or for, the six months period ending June 30, 2019 after purchase accounting adjustments

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 4  Pro Forma Deposit Market Share  Source: S&P Global Market IntelligenceNote: Financial data based on FDIC data as of June 30, 2019 per bank-level Call Reports; All data shown pro forma for pending and recently completed acquisitions

 5  Pro Forma Loan Portfolio  Source: S&P Global Market Intelligence; Company management; Reliant 10-Q, June 30, 2019; CB&T Call Report, June 30, 2019Note: Financial data as of the six months period ended June 30, 2019; Excludes purchase accounting adjustments

 6  Pro Forma Deposit Portfolio  Source: S&P Global Market Intelligence; Company management; Reliant 10-Q, June 30, 2019; CB&T Call Report, June 30, 2019Note: Financial data as of the six months period ended June 30, 2019; Jumbo CDs defined as time deposit accounts greater than $100,000; Excludes purchase accounting adjustments

Transaction Rationale

Strategic Rationale	• Natural expansion into logical, contiguous markets in the Nashville MSA ○ Provides entry into Cheatham County with the #1 deposit market share and strengthens existing footprint in Robertson County • Pro forma company ranks 12th in deposit market share for the State of Tennessee (1)
Attractive Financial Outlook (2)	• Expected to be immediately double-digit accretive to earnings with EPS accretion of ~10.5% and ~12.5% for 2020 and 2021, respectively • Tangible book value dilution of ~5.3% with expected earnback inside of 3 years • 5 Year Internal Rate of Return of ~25% • Increased scale and capital base to support increased borrower demand • Pro Forma ROAA, FY 2020 of 1.00% • Pro Forma ROATCE, FY 2020 of 12.15%
Franchise Well-Positioned for Growth	• Provides immediate ability to increase scale and build on existing operations in the Nashville MSA, while also providing access to some of the lowest cost deposits in the region (top quartile of lowest cost of deposits for banks headquartered in the Nashville MSA) (3) • Increased balance sheet and market share expected to lead to further benefits of scale as well as enhance opportunities for continued growth

Reliant BANCORP, INC.

Source: S&P Global Market Intelligence; Company management; Internal estimates
(1) Based on FDIC data as of June 30, 2019 per bank-level Call Reports
(2) Estimated impact based on the transaction terms and assumptions noted on the following pages and provided solely for illustrative purpose
(3) Cost of deposits measured as of the six months period ended June 30, 2019

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Summary Transaction Terms

Transaction Consideration	0.769 shares of Reliant common stock and $17.13 in cash for each share of TCB Holdings common stock ~ 50% Stock / 50% Cash Total Transaction Value of $37.2 million (1)
Implied Pricing Multiples	Price / Tangible Book Value: 142% Price / LTM EPS: 14.7x Price / LTM EPS + Cost Saves: 7.95x (2) Core Deposit Premium: 6.76%
Pro Forma Ownership	93.2% Reliant 6.8% TCB Holdings
Expected Timing	Expect to consummate transaction in first quarter 2020, subject to regulatory approvals, TCB Holdings stockholder approval and other customary closing conditions

Reliant BANCORP, INC.

Source: S&P Global Market Intelligence; Company management; Internal estimates
Note: Based on financial data as of June 30, 2019
(1) Pricing based on Reliant's 20-day volume-weighted average closing price per share of $23.06 as of 9/16/2019, 1,055,041.86 TCB Holdings shares outstanding and 24,450 TCB Holdings options with a weighted average strike price of $17.83 per share
(2) Assumes 100% of projected annual cost savings are realized, tax-effected at 21% effective corporate tax rate

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Estimated Cost Savings  $2.7 million pre-tax savings (35.0% of noninterest expense)Assumes 80% realization in 2020 and 100% per year thereafter    Transaction Expenses  $6.0 million pre-tax expenses16.1% of transaction value    Credit Mark  $3.0 million pre-tax mark on total loans~1.75% of gross loans or ~1.5x LLR as of June 30, 2019    Fixed Assets  $1.3 million mark-up on branches or 25.3% of fixed assets  9  Transaction Assumptions  Source: S&P Global Market Intelligence; Company management; Internal estimates     Core Deposit Intangible  $3.2 million CDI amortized sum of the years digits over 10 years~2.00% of core deposits